Exhibit 99.1

Boots & Coots Reports Third Quarter and Nine Month Results

Company Reports Record Revenues and EBITDA for the Quarter and Nine Months

HOUSTON--(BUSINESS WIRE)--November 6, 2008--Boots & Coots International Well Control, Inc. (NYSE Alternext USA: WEL), announced net income of $5.4 million, or $0.07 per diluted share for the quarter ended September 30, 2008, compared to $1.3 million, or $0.02 per diluted share for the third quarter of last year and $6.1 million, or $0.08 per diluted share for the second quarter of this year. Revenues for the third quarter were a record and increased 126% year over year and 8.8% sequentially to $56.5 million, compared to $25.0 million for the 2007 third quarter and $51.9 million for this year’s second quarter. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below), also a record, was $10.2 million, or 18.0% of revenues for the quarter compared to $4.1 million, or 16.4% of revenues for the third quarter of 2007 and $9.3 million, or 17.8% for the second quarter of 2008.

For the nine months ended September 30, 2008, Boots & Coots reported net income of $16.7 million, or $0.21 per diluted share, compared to $2.1 million, or $0.03 per diluted share for 2007. Revenues for the 2008 period were $153.4 million compared to $69.2 million for the prior year’s nine month period. EBITDA was $29.3 million for the nine months ended September 30, 2008 compared to $8.9 million for the 2007 period.

“While we continue to see strong demand for our services both internationally and domestically, we understand the concern over the effects of a downturn in domestic drilling in 2009,” stated Jerry Winchester, president and chief executive officer. “We believe that our international operations give us a strategic advantage and provide a buffer relative to the potential negative impact caused by a downturn.”

For the nine-month period, approximately 79% of Boots & Coots’ revenues were generated internationally.

Business Segment Results

Well Intervention

For the quarter ended September 30, 2008, the Well Intervention segment generated record revenues of $53.9 million compared to $21.5 million third quarter of 2007 and $45.4 million of this year’s second quarter. EBITDA for the third quarter was a record $9.9 million compared to $2.7 million for the third quarter of last year and $7.1 million for the second quarter of this year. For the nine months ended September 30, 2008, the Well Intervention segment generated revenues of $137.3 million and EBITDA of $24.1 million, compared to revenues of $60.7 million and EBITDA of $5.7 million for the 2007 nine month period.

The increases in revenues and EBITDA for the three and nine month periods were primarily due to new contracts and project activity in the company’s prevention business, strong international and domestic demand for snubbing/hydraulic workover services and growth in pressure control rental services.

Response

For the quarter ended September 30, 2008, the Response segment generated revenues of $2.6 million compared to $3.4 for the same period last year and $6.5 million for the prior quarter of this year. EBITDA for the quarter was $0.3 million compared to EBITDA of $1.4 million for the third quarter of 2007 and $2.2 million for the 2008 second quarter. For the nine months ended September 30, 2008, the Response segment generated revenues of $16.1 million and EBITDA of $5.1 million, compared to revenues of $8.5 million and EBITDA of $3.1 million for the 2007 nine month period. The improvement in revenues and EBITDA for the nine months was primarily due to increased international activity during the fist half of 2008.

Conference Call

Boots & Coots will discuss 2008 third quarter and nine month results via a conference call and Webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 800-591-6923, passcode ‘Boots & Coots’. To listen to the live Webcast, log on to www.boots-coots.com/investorrelations and click on the ‘2008 Third Quarter Earnings Webcast’ link. A replay of the Webcast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 13055525.

About Boots & Coots

Boots & Coots International Well Control, Inc., Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. The Well Intervention segment consists of services that are designed to enhance production for oil and gas operators and reduce the number and severity of critical well events such as well fires, blowouts or other losses of control at the well. This segment includes services performed by hydraulic workover and snubbing units and the rental of pressure control tools that are used to enhance production at the wells. The scope of these services also includes prevention services such as training, contingency planning, well plan reviews, audits, inspection services and engineering services offered through our Safeguard risk management programs. The Response segment consists of personnel, equipment and services provided during an emergency response such as a critical well event or a hazardous material response.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2008	2007	2008	2007

REVENUES	$56,452	$24,973	$153,371	$69,184

COST OF SALES, excluding depreciation and amortization	36,158	14,776	95,369	42,609
OPERATING EXPENSES	7,681	4,380	20,853	13,366
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,381	1,637	7,714	4,088
FOREIGN CURRENCY TRANSLATION	55	77	155	260
DEPRECIATION AND AMORTIZATION	2,383	1,551	6,657	4,261

OPERATING INCOME	7,794	2,552	22,623	4,600

INTEREST EXPENSE	694	681	2,005	1,969
OTHER (INCOME) AND EXPENSE, net	(6)	(185)	(34)	(493)

INCOME BEFORE INCOME TAXES	7,106	2,056	20,652	3,124
INCOME TAX EXPENSE	1,658	725	3,974	1,055

NET INCOME	$5,448	$1,331	$16,678	$2,069

Basic Earnings per Common Share	$0.07	$0.02	$0.22	$0.03

Weighted Average Common Shares Outstanding – Basic	76,203,000	74,897,000	75,577,000	68,396,000

Diluted Earnings per Common Share	$0.07	$0.02	$0.21	$0.03

Weighted Average Common Shares Outstanding – Diluted	78,859,000	76,464,000	78,041,000	70,702,000

Information concerning operations in different business segments for the three months and nine months ended September 30, 2008 and 2007 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

	(Unaudited)
	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Revenues
Well Intervention	$53,901	$21,538	$137,265	$60,724
Response	2,551	3,435	16,106	8,460
	$56,452	$24,973	$153,371	$69,184
EBITDA (a)
Well Intervention	$9,870	$2,734	$24,148	$5,743
Response	307	1,369	5,132	3,118
	$10,177	$4,103	$29,280	$8,861
Depreciation and Amortization (b)
Well Intervention	$2,338	$1,466	$6,238	$4,109
Response	45	85	419	152
	$2,383	$1,551	$6,657	$4,261
Operating Income
Well Intervention	$7,532	$1,268	$17,910	$1,634
Response	262	1,284	4,713	2,966
	$7,794	$2,552	$22,623	$4,600

(a)	EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.
(b)	Depreciation and amortization have been charged to each segment based upon specific identification of expenses and the remaining non-segment specific expenses have been allocated pro-rata between segments in proportion to their relative revenues.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (in thousands) (Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2008	2007	2008	2007
Net Income	$5,448	$1,331	$16,678	$2,069

Income Tax Expense	$1,658	$725	$3,974	$1,055

Other (Income) and Expense, net	$(6)	$(185)	$(34)	$(493)

Interest Expense	$694	$681	$2,005	$1,969

Depreciation and Amortization	$2,383	$1,551	$6,657	$4,261

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (a)	$10,177	$4,103	$29,280	$8,861

(a)	Earnings before Interest, Income taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. "GAAP" refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company's performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)

Current Assets	$85,743	$61,755

Current Liabilities	$43,638	$27,043

Total Working Capital (a)	$42,105	$34,712

Total Assets	$175,693	$136,415

Long-Term Debt and Notes Payable, net of current maturities	$30,173	$26,151

Total Liabilities	$79,870	$59,372

Total Stockholders’ Equity	$95,823	$77,043

(a)	The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long-term debt.

CONTACT:
Boots & Coots International Well Control, Inc.
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com